Exhibit 10.2

FIRST amendment to employment LETTER agreement

FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”), dated as of January 3, 2023, between EyePoint Pharmaceuticals, Inc. (the “Company”), and Nancy S. Lurker (“Employee”).

W I T N E S S E T H

WHEREAS, the Company and Employee have previously entered into that certain employment letter agreement, dated September 15, 2016 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to enter into this Amendment to modify certain provisions of the Employment Agreement regarding Employee’s title and severance benefits.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.
Position and Duties. References in the Employment Agreement to Employee’s title as “President and Chief Executive Officer” are hereby amended to state that Employee’s title is that of “Chief Executive Officer.” Further, the following subsection (d) is hereby added to the end of Section 1 of the Employment Agreement:

(d) You agree that you shall, subject to reasonable business travel, perform your duties and responsibilities hereunder on a remote basis from your personal residence.

3.
Other Matters Related to Termination. Section 5 of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date that your employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date your employment terminates; and (iii) reimbursement, in accordance with Section 2(g) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”).

Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law).

(b) Severance Payments. Subject to Section 5(c) below, in the event of any termination of your employment pursuant to Section 4(b) or Section 4(c) above, the Company will pay you, in addition to Final Compensation, (i) the Base Salary for the period of eighteen (18) months from the date of termination; (ii) the Target Bonus for the calendar year in which your employment terminates, pro-rated through the date that your employment terminates; (iii) one and one-half (1.5) times the Target Bonus, in cases (i), (ii) and (iii), payable in equal installments during the period of Base Salary continuation under clause (i); and (iv) provided you timely elect continuation coverage for yourself and your eligible dependents under the federal law known as “COBRA” or similar state law, a monthly amount that equals the portion of the monthly health premiums paid by the Company on your behalf and that of your eligible dependents immediately preceding the date that your employment terminates until the earlier of (A) the last day of the period of Base Salary continuation under clause (i) and (B) the date that you and your eligible dependents become ineligible for COBRA coverage pursuant to applicable law or plan terms. The severance payments described in clauses (i) through (iv) above are referred to as the “Severance Payments”. In the event of any termination of your employment pursuant to Section 4(b) or Section 4(c) above, any unvested options to purchase Stock (other than the Options vesting under Section 2(c) in such a termination above) held by you as of immediately prior to your employment termination that would have vested as of the eighteen (18) month anniversary of your employment termination date had you remained in continuous employment with the Company or any subsidiary through such eighteen (18) month anniversary will vest upon your termination of employment and remain exercisable until the earlier of three (3) months following the date of your employment termination and the last day of the option term (the “Termination Acceleration”).

(c) Change of Control Severance Payments. In the event of any termination of your employment pursuant to Section 4(b) or Section 4(c) above, in each case within sixty (60) days prior to, or within eighteen (18) months following, the occurrence of a Change of Control (the “Change of Control Period”), the Company will pay you, in addition to Final Compensation and in lieu of the Severance Payments and the Equity Acceleration set forth in Section 5(b) above, (i) the Base Salary for the period of twenty-four (24) months from the date of termination; (ii) the Target Bonus for the calendar year in which your employment terminates, pro-rated through the date that your employment terminates; (iii) two (2) times the Target Bonus; in cases (i), (ii) and (iii), payable in a lump sum; and (iv) provided you timely elect continuation coverage for you and your eligible dependents under the federal law known as “COBRA” or similar state law, a monthly amount that equals the portion of the monthly health premiums paid by the Company on your behalf and that of your eligible dependents immediately preceding the date that your employment terminates until the earlier of (A) the end of the twenty-four (24) month period immediately following the date of termination and (B) the date that you and your eligible dependents become ineligible for COBRA coverage to the extent permissible by law and plan terms. The severance payments described in clauses (i) through (iv) above are referred to as the “Change of Control Severance Payments”. In addition, in the event of any termination of your employment pursuant to Section 4(b) or Section 4(c) above, in each case during the Change in Control Period, all of your then-outstanding equity awards shall immediately accelerate and vest in full upon such termination of employment (or, if later, upon the occurrence of the Change of Control) and any such equity awards that are subject to exercise shall remain exercisable until the earlier of the first anniversary of the date of your employment termination (or three (3) months following the date of your employment termination in the case of any incentive stock options) and the last day of the option term (the “Change of Control Equity Acceleration,” and together with the Inducement Option Acceleration, the Inducement PSU Acceleration, and the Termination Acceleration, the “Equity Acceleration”).

(d) Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments and the Termination Acceleration, or the Change of Control Severance Payments and the Change of Control Equity Acceleration, as applicable, is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims substantially in the form attached hereto as Exhibit B (the “Release of Claims”) and other customary terms in the form provided to you by the Company at the time your employment is terminated. The Release of Claims must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated (or such shorter period provided for in the Release of Claims). Unless otherwise provided by this Agreement, the first payment of the Severance Payment or the Change of Control Severance Payment, as applicable, will be made on the Company’s next regular payday following the effective date of the Release of Claims; but that first payment shall include all amounts accrued retroactive to the day following the date your employment terminated. Notwithstanding anything contained herein to the contrary, in the event that the period during which you may review and revoke the Release of Claims begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be paid to you no earlier than January 1 of the second calendar year.

(e) Benefits Termination. Except as provided in Sections 5(b) and (c) above or under the COBRA or other applicable law, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of the Base Salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(g) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 and the Company’s obligations under Section 2(c), Section 5 and Section 14 of this Agreement. The obligation of the Company to make payments to you under Section 5(b) or Section 5(c), as applicable, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

4.
Continued Effectiveness of the Employment Agreement. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties that have been executed prior to the date hereof shall mean the Employment Agreement, as amended by this Amendment.

5.
Miscellaneous.

(a)
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles thereof.
(b)
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
(c)
Construction. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

EYEPOINT PHARMACEUTICALS, INC.

By /s/ Jennifer Leonard

Name: Jennifer Leonard

Title: Chief People Officer & SVP IT

/s/ Nancy Lurker

Nancy S. Lurker